WY Secretary of State
FILED: 02/14/2024 11:04 AM
Original ID: 2012-000621432
Amendment ID: 2024-004615674

AMENDED AND RESTATED ARTICLES OF INCOPORATION
OF
MCGINLEY ORTHOPAEDIC INNOVATIONS, INC.
A Wyoming Corporation

Pursuant to Wyo. Stat. §§ 17-16-1003, McGinley Orthopaedic Innovations, Inc., with Articles of Incorporation filed with the Wyoming Secretary of State on May 13, 2022, hereby amends and restates its Articles of Incorporation as follows:

RECITALS

WHEREAS, McGinley Orthopaedic Innovations, Inc. (the "Company") currently has unlimited shares of a single class of common stock authorized to be issued by the Company.

WHEREAS, the Board of Directors of the Company have duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the Company, declaring said amendment and restatement to be advisable and in the best interests of the Company and its shareholders, and authorizing the appropriate officers of this corporation to solicit the consent of the shareholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

> RESOLVED, that the Articles of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

WHEREAS, the Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. These Amended and Restated Articles of Incorporation were approved by the holders of the requisite number of shares of the Company in accordance with Article 7 of the Business Corporation Act and the Company's governing documents.

WHEREAS, these Amended and Restated Articles of Incorporation, which restate and integrate and further amends the provisions of the Company's Articles of Incorporation, have been duly adopted in accordance with Article 10 of the Business Corporation Act.

WHEREAS, the shareholders approved these Amended and Restated Articles of Incorporation by more than 65% of the shares, as required by the Articles of Incorporation, with 76.10% of the shares voting in favor of the amendments and 0.43% of the shares voting against.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of this corporation on January 29, 2024.

Joseph C. McGinley, M.D., Ph.D.

Received
JAN 29 2024
Secretary of State
Wyoming

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCOPORATION
OF
MCGINLEY ORTHOPAEDIC INNOVATIONS, INC.
A Wyoming Corporation

ARTICLE I. NAME OF THE CORPORATION

The name of the Corporation shall be: **McGinley Orthopaedic Innovations, Inc.**

ARTICLE II. REGISTERED AGENT

The name and physical address of the Corporation's registered agent is: Hathaway & Kunz, LLP, 2515 Warren Ave., Suite 500, Cheyenne, Wyoming 82001.

In accordance with Wyo. Stat. § 17-28-104(e), the business entity consents to service by electronic means per the requisite email address set forth in the organizer signature block below for use in the limited circumstances where the business entity has no registered agent or where the agent cannot with reasonable diligence be served.

ARTICLE III. MAILING ADDRESS

The mailing address of the Corporation is 234 E 1st Street, Suite 242, Casper, Wyoming 82601.

ARTICLE IV. PRINCIPAL OFFICE ADDRESS

The principal office address of the Corporation is 234 E 1st Street, Suite 242, Casper, Wyoming 82601.

ARTICLE V. AUTHORIZED STOCK

A. The corporation is authorized to issue an unlimited number of common shares, designated between two (2) classes, and an unlimited number of preferred shares. The first class of common shares shall be designated as "Class A" and shall be common shares with voting rights, as such is restricted herein. The second class of common shares shall be designated as "Class B Non-voting" and shall be common shares with no voting rights. The preferred shares shall be designated as "Class C Preferred" and may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. The Board of Directors shall have the authority, without shareholder approval, to make certain determinations as to classes or series of shares as provided by § 17-16-602 of the Business Corporation Act.

B. Dividends may be declared by the Board of Directors of the Corporation and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

C. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

D. Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and non-assessable.

E. The Board of Directors shall have the authority to impose restrictions upon the transfer of the capital stock of the Corporation from time to time as it deems necessary in the best interests of the Corporation or as required by law.

F. The Board of Directors shall have the authority to determine whether the Corporation will issue physical share certificates.

ARTICLE VI. PREFERRED STOCK

The following rights, powers and privileges, and restrictions, qualifications, and limitations, shall apply to the Preferred Stock. Unless otherwise indicated, references to "Sections" in this Article VI refer to sections of this Article VI. "**Original Issue Price**" means the price paid per share for the Class C Preferred stock. "**Requisite Holders**" means the holders of at least a majority of the outstanding shares of Class C Preferred stock (voting as a single class on an as-converted basis).

A. <u>Liquidation, Dissolution, or Winding Up; Certain Mergers, Consolidations and Asset Sales</u>

i) Payment to Holders of Class C Preferred stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of common stock by reason of their ownership thereof, the holders of shares of Class C Preferred stock then outstanding must be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the Original Issue Price for such share of Class C Preferred stock, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution, or winding up or Deemed Liquidation Event of the Company, the funds and assets available for distribution to the stockholders of the Company are insufficient to pay the holders of shares of Class C Preferred stock the full amount to which they are entitled under Article VI(A)(i), the holders of shares of Class C Preferred stock will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Class C Preferred stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

ii) Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up or Deemed Liquidation Event of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Class C Preferred stock as provided in Article VI(A)(i), the remaining funds and assets available for distribution to the stockholders of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

iii) Deemed Liquidation Events.

a. Definition. Each of the following events is a "Deemed Liquidation Event" unless the Requisite Holders elect otherwise by written notice received by the Company at least five (5) days prior to the effective date of any such event:

i. a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this Article VI(A)(iii), all shares of common stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of common stock are converted or exchanged; or

ii. the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or, if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company, except where such sale, lease, transfer or other disposition is to the Company or one or more wholly owned subsidiaries of the Company.

b. Amount Deemed Paid or Distributed. The funds and assets deemed paid or

distributed to the holders of capital stock of the Company upon any such merger, consolidation, sale, transfer or other disposition described in this Article VI(A)(iii) will be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

ARTICLE VII. NO PREEMPTIVE RIGHTS

No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, unless specifically authorized by the Board of Directors of the Corporation.

ARTICLE VIII. DIRECTORS

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The Board of this Corporation shall be known as directors, and the number of the directors may from time to time be increased or decreased in such manner as shall be permitted by this Article or determined by the Directors as set forth in the Bylaws of this Corporation. There shall not be fewer than one (1) member of the Board of Directors and no more than seven (7) members of the Board of Directors.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation, subject to any restrictions that may be set forth in these Articles of Incorporation.

C. Each member of the Board of Directors shall have one vote at a meeting of the Board of Directors. Matters of the Board of Directors shall be decided by a majority of the directors present at a meeting of the Board of Directors at which a quorum is present. The Board of Directors shall be expressly permitted to take action without a meeting, provided such action is evidenced by a written consent and signed by a majority of the directors.

D. The name and address of the initial director of the corporation shall be: Joseph C. McGinley, 234 E 1st Street, Suite 242, Casper, Wyoming 82601.

E. The holders of record of Class A common shares and Class C Preferred shares shall be entitled to elect the directors of the Corporation in accordance with Article IX. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, an affirmative shareholder vote of sixty-five percent (65%) of those shares eligible to vote and as in accordance with Article IX.

ARTICLE IX. SHAREHOLDER VOTING ON CORPORATE ACTIONS

A. Class A and Class C Preferred shareholders of the Corporation shall only be permitted to vote

on those items set forth herein.

i) Removal of a Director;

ii) Election of Directors;

iii) Termination and dissolution of the Corporation;

iv) Amendment of these Articles, subject to Article XIV;

v) Any matter requiring a vote of the shareholders as provided in these Articles or the Wyoming Business Corporation Act.

B. If entitled to vote on a matter, shareholders may vote by written consent, with or without a formal meeting or prior notice. Action taken by written consent may be taken if such consent is signed and dated by not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted, and such consents shall be delivered to the Corporation for inclusion in the minutes. Assignees or transferees of Class A common shares of stock or Class C Preferred shares of stock may not vote unless they become a holder of record with approval of the Directors of the Corporation.

C. The holder of each Class A common share issued and outstanding shall have one vote in respect of each Class A common share held immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation.

D. The holder of each Class C Preferred share issued and outstanding shall have one vote in respect of each Class C Preferred share held immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation.

E. Unless otherwise specified herein, on any matter subject to shareholder approval, the affirmative vote or concurrence of the holders of more than fifty percent (50%) of the total votes of the outstanding Class A common shares and Class C Preferred shares, taken together, of the Corporation entitled to vote thereon are required to make effective all transactions that require shareholder approval under applicable law, except that the following shall require an affirmative shareholder vote of sixty-five percent (65%) of Class A common shares and Class C Preferred shares, taken together, of shares eligible to vote:

i) Confess a judgment against the Corporation, or to file or consent to filing a petition for or against the corporation under any federal or state bankruptcy, insolvency, or reorganization act;

ii) Sell substantially all of the property in liquidation or cessation of the business of the Corporation before actual termination of the Corporation;

iii) Amend these Articles except as provided in Article XIV;

iv) Change or reorganize the Corporation into any other legal form;

v) Expel a shareholder and force a mandatory redemption and/or acquisition of any shareholders shares;

vi) Dissolve and liquidate the Corporation;

vii) Distribute more than 25% of the fair market value of the corporation's assets in any tax year;

F. For all other matters not specifically enumerated herein, the Board of Directors shall have full authority to manage the Corporation.

ARTICLE X. DIRECTOR LIMITATION OF LIABILITY

A. To the fullest extent permitted by Wyoming law, specifically Wyo. Stat 17-16-202 (2021) of the Wyoming Business Corporations Act, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or shareholders; (iii) violation of Wyo. Stat. 17-16-833; or (iv) an intentional violation of criminal law. If the Wyoming Business Corporations Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporations Act, as so amended.

B. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI. INDEMNIFICATION OF DIRECTORS OFFICERS, EMPLOYEES, FIDUCIARIES AND AGENTS

A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Wyoming law. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, attorney or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan.

The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, attorney or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

B. The Corporation shall advance expenses in advance of the final disposition of the case to or for the benefit of a director, officer, employee, fiduciary, or agent, who is party to a proceeding such as described in the preceding paragraph A to the maximum extent permitted by applicable law.

C. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation or other person entitled to indemnification existing at the time of such repeal or modification.

ARTICLE XII. DRAG-ALONG

A. In the event that the holders of more than sixty-five percent (65%) of the aggregate voting power of the issued and outstanding Class A common shares and Class C Preferred shares (the "Dragging Shareholders") and the Board of Directors approve and agree to a proposed Trade Sale (as defined below) (as so approved and agreed, the "Approved Sale"), then the Dragging Shareholders shall have the right to require all other shareholders of the Corporation (the "Dragged Shareholders") by giving a written notice (the "Approved Sale Notice") to the Corporation and each of the Dragged Shareholders which shall include (i) a description and number of the shares, other equity securities or assets of the Corporation (or its subsidiary) to be sold, (ii) the identity and address of the prospective transferee, and (iii) the consideration for which the Approved Sale is proposed to be made, subject to and upon such terms and conditions as the Dragging Shareholders may reasonably require and within thirty (30) days after giving such Approved Sale Notice:

i. in the event an Approved Sale is to be brought to a vote at a general meeting of the Corporation and to the extent such Dragged Shareholder is entitled to vote, to vote as otherwise provided herein; and/or

ii. in the event that the Approved Sale is to be effected by the sale of shares of the Corporation, to sell all shares of the Corporation beneficially held by the Dragged Shareholders in the Approved Sale (or in the event that the Dragging Shareholders are selling fewer than all of their shares held in the Corporation, shares in the same proportion as the Dragging Shareholders are selling) on the same terms and conditions as those offered to the Dragging Shareholders.

B. For the purpose of this Article XII, a "Trade Sale" means any of the following events: (i) any consolidation, amalgamation, scheme of arrangement, reorganization, merger or other transaction in which the shareholders of the Corporation (or any subsidiary of the Corporation) immediately prior to such consolidation, amalgamation, scheme of arrangement, reorganization, merger or other transaction, own less than 50% of such surviving entity's voting power or share capital in the aggregate immediately after such consolidation,

amalgamation, scheme of arrangement, reorganization, merger, or other transaction, (ii) any transaction or series of related transactions in which in excess of 50% of the Corporation's (or any of its subsidiaries') voting power or share capital is transferred; or (iii) a sale, transfer, lease, exclusive licensing or other disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries (whether in a single transaction or a series of related transaction).

C. In furtherance of the foregoing, each Dragged Shareholder agrees:

i. in the event an Approved Sale is to be brought to a vote at a general meeting, each Dragged Shareholder (to the extent it is entitled to vote at such meeting) shall be present, in person or by proxy, or by electronic means at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and the presence of the number of votes necessary for the effectiveness of any shareholder resolutions;

ii. in the event an Approved Sale is to be brought to a vote at a general meeting, each Dragged Shareholder (to the extent it is entitled to vote at such meeting) shall vote (in person, by proxy or by action by written consent, as applicable) all shares in the Corporation as to which it has record or beneficial ownership in favor of such Approved Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Corporation to consummate such Approved Sale;

iii. to refrain from exercising any dissenters' rights or rights of appraisal under applicable laws (if any) at any time with respect to such Approved Sale; and

iv. to execute and deliver all related documentation and take such other action in support of the Approved Sale as shall reasonably be requested by the Dragging Shareholders.

D. For the avoidance of doubt, if and to the extent that there are inconsistencies between this Article XII and any other provisions of this Article, the terms of this Article XII shall prevail and control. Notwithstanding any provision in this Article, any transfer or transaction contemplated under this Article XII shall not be subject to any transfer restriction, or any prior written consent or approval of any shareholder or any director, except those specifically set forth in this Article XII.

ARTICLE XIII. CONFLICTING INTEREST TRANSACTIONS

No act, contract, or other transaction between the Corporation and one or more of its directors, officers, or employees, or between the Corporation and any corporation or association of which one or more of this Corporation's officers, directors, or employees are in any way interested, shall be affected or invalidated in any way because of such fact; provided the director brings it to the attention of the Corporation and: (i) action by qualified directors disclaiming the corporation's interest in the opportunity is taken in compliance with the procedures set forth in the Wyoming Business Corporations Act, as if the decision being made concerned a director's conflicting interest transaction;

or (ii) Shareholders' action disclaiming the corporation's interest in the opportunity is taken in compliance with the procedures set forth in Wyoming Business Corporations Act, as if the decision being made concerned a director's conflicting interest transaction, except that, rather than making required disclosure as defined under the Wyoming Business Corporations Act, in each case the director shall have made prior disclosure to those acting on behalf of the Corporation of all material facts concerning the business opportunity that are then known to the director.

ARTICLE XIV. AMENDMENT WITHOUT VOTE

A. The Board of Directors may, without a shareholder vote, amend any provision of these Articles or the Corporation's Bylaws and prepare and deliver any documents necessary to reflect:

   i. A change in the name of the corporation or the location of the principal office of the Corporation;

   ii. The admission, substitution, or termination of shareholders according to these Articles;

   iii. A change that the Board of Directors in its sole discretion determines to be necessary or advantageous to qualify or to enable the corporation to continue to qualify as a corporation or to ensure that the tax treatment of the corporation does not change;

   iv. A change that does not adversely affect the shareholders in any material respect or that is required or contemplated by these Articles;

   v. A change authorized by § 17-16-602 of the Business Corporation Act; or

   vi. Any other amendments similar to the foregoing.

B. Any other amendments require the affirmative approval of sixty-five (65%) of the issued and outstanding of Class A common shares, together with the Class C Preferred shares, as set forth in Article IX(E) hereof.

ARTICLE XV. ELECTRONIC TRANSACTIONS

The directors, officers, and shareholders of the Corporation agree to conduct transactions by electronic means pursuant to the Uniform Electronic Transactions Act, codified as Wyo. Stat. § 40-21-101 *et seq*. All notices, communications, and meetings may be conducted or provided through the use of any means of communication, including, for meetings, electronic transmission by which all parties participating may communicate with each other during the meeting. Wherever notice is required under these Articles, the Corporation's Bylaws, or, if applicable by law, notice may be communicated by electronic transmission, such as by email, to the shareholders entitled to such notice. Notice by electronic transmission shall constitute written notice. Such notice shall be effective when

an electronic transmission has been made to a data address, email address, or by any other electronic means provided by the shareholder.

ARTICLE XVI. DIRECTOR DUTIES

In carrying out the duties of the Board, the Director(s) shall act as a fiduciary for the shareholders. In fulfilling this fiduciary duty, the Director(s) shall act in good faith and loyalty in a manner the Director reasonably believes to be in the best interests of the Corporation and its shareholders, and with such care as an ordinary prudent person in a like position would use under similar circumstances.

ARTICLE XVII. DIRECTORS

The directors' names and addresses follow:
Joseph C. McGinley, M.D., Ph.D.
234 E 1st Street, Suite 242
Casper, Wyoming 82601
mcginley@mcginleyinnovations.com

Joseph C. McGinley, M.D., Ph.D.
Director

Date: January 29, 2024